Exhibit 99.1

Green Plains Partners to Sell Ethanol Storage Assets to Green Plains Ord LLC

OMAHA, Neb. Jan. 27, 2021 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) today announced that it has reached an agreement to sell its ethanol storage and transportation assets located at the Green Plains Ord, Neb. ethanol facility to Green Plains Ord LLC for $27 million, along with the transfer of certain railcar leases. As part of the transaction, the minimum volume commitment of Green Plains will be reduced by 14.75 million gallons per quarter.

“The sale of the assets affiliated with the Ord location allows Green Plains Partners to continue to deleverage its balance sheet while enabling the parent, Green Plains Inc., to reallocate the proceeds from the sale toward its protein technology initiatives which should result in higher throughput rates,” said Todd Becker, president and chief executive officer of Green Plains Partners.

The storage and throughput services agreement will be amended to adjust the quarterly minimum volume commitment to 217.7 million gallons per quarter or, approximately 91% of the 958 million gallons of annual production capacity of Green Plains Inc. and to extend the maturity date by one year to June 30, 2029. Approximately 180 of the 2,450 railcars managed by Green Plains Partners are anticipated to be conveyed as part of the transaction.

The transaction is anticipated to close within the next 45 days in conjunction with the completion of the Green Plains Ord LLC ethanol asset sale. The purchase agreement is subject to customary closing conditions.

The terms of this transaction were approved by both the board of directors of the general partner and the board of directors’ conflicts committee, which consists entirely of independent directors.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of the Ord, Nebraska ethanol plant to GreenAmerica Biofuels Ord LLC and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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